AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May 5, 2008
                                                     REGISTRATION NO. 333-150197

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO
                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         RADA ELECTRONIC INDUSTRIES LTD.
             (Exact name of Registrant as specified in its charter)

            ISRAEL                                        NOT APPLICABLE
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

                        RADA ELECTRONIC INDUSTRIES LTD.
                            7 GIBOREI ISRAEL STREET
                             NETANYA 42504, ISRAEL
                             TEL: (972)(9) 892-1111
   (Address and telephone number of Registrant's principal executive offices)

                           ---------------------------

                         RADA ELECTRONIC INDUSTRIES LTD.
                             7 GIBOREI ISRAEL STREET
                              NETANYA 42504, ISRAEL
                             TEL: (972)(9) 892-1111
                           (Name of agent for service)

                           ---------------------------

      COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT
                        FOR SERVICE, SHOULD BE SENT TO:

  STEVEN J. GLUSBAND, ESQ.                            SARIT MOLCHO, ADV.
   KARMIT S. GALILI, ESQ.
CARTER LEDYARD & MILBURN LLP                     S. FRIEDMAN & CO., ADVOCATES
       2 WALL STREET                                  25 HAMERED STREET
     NEW YORK, NY 10005                             TEL AVIV, ISRAEL 68125
     TEL: 212-238-8605                              TEL: (972)(3) 796-1500
     FAX: 212-732-3232                              FAX: (972)(3) 796 1501

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           ---------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION, DATED MAY 5, 2008


PROSPECTUS


                         RADA ELECTRONIC INDUSTRIES LTD.
                             915,351 ORDINARY SHARES

     This prospectus relates to up to 915,351 ordinary shares of RADA Electronic Industries Ltd. that the selling shareholders named in this prospectus or their transferees may offer from time to time. Of the ordinary shares offered hereby up to: (i) 762,586 ordinary shares are issuable upon exercise of warrants issued pursuant to an amendment and exchange agreement dated June 29, 2007; and (ii) 152,765 ordinary shares were issued to the selling shareholders pursuant to an amendment to amendment and exchange agreement dated January 9, 2008. The registration of the ordinary shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.


     We are not offering or selling any of our ordinary shares pursuant to this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus. We will bear all expenses in connection with the preparation of this prospectus.


     Our ordinary shares are listed for trading on the NASDAQ Capital Market under the symbol "RADA." On May 2, 2008, the closing price of our ordinary shares on the NASDAQ Capital Market was $2.10.


THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                      2008

                                    TABLE OF CONTENTS


                                                                      PAGE
                                                                      ----

Notice Regarding Forward-Looking Statements                             3
Prospectus Summary                                                      4
Risk Factors                                                            6
Capitalization and Indebtedness                                        14
Reasons for the Offer and Use of Proceeds                              14
Market Price Data                                                      14
Selling Shareholders                                                   16
Offer Statistics, Expected Time Table and Plan of Distribution         17
Expenses Associated with the Registration                              19
Foreign Exchange Controls and Other Limitations                        20
Experts                                                                20
Legal Matters                                                          20
Material Changes                                                       20
Where You Can Best Find More Information; Incorporation
of Certain Information by Reference                                    20
Enforceability of Civil Liabilities                                    21


     We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

     You should rely only on the information included or incorporated by reference in this prospectus or any supplement or free writing prospectus prepared by us. We have not authorized anyone to provide information or represent anything other than that contained in, or incorporated by reference in, this prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We are not making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus or any supplement or free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

     In this prospectus, "we," "us," "our," "the Company" and "RADA" refer to RADA Electronic Industries Ltd., an Israeli company and our Chinese subsidiary.

     Our annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm, is published on our website. We prepare our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in the United States. All references to "dollars" or "$" in this prospectus are to U.S. dollars, and all references to "shekels" or "NIS" are to New Israeli Shekels.

                   NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

     Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT US, THE ORDINARY SHARES THAT MAY BE SOLD FROM TIME TO TIME, AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THEM, ALL OF WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

                         RADA ELECTRONIC INDUSTRIES LTD.

     We are involved in the military and commercial aerospace industries. We are engaged in the development, manufacture and sale of avionics systems (digital video recorders, ground debriefing stations, stores management systems, flight data recorders, inertial navigation systems), trainers upgrades, avionics systems for the unmanned aerial vehicles market, and electro optic cameras for airplanes and armored vehicles.

     We were incorporated in Israel on December 8, 1970 and have one majority owned subsidiary in China. Our registered offices and principal place of business are located at 7 Giborei Israel Street, Netanya 42504, Israel, and our telephone number is 972-9-892-1111. Our address on the internet is www.RADA.com.

                             ISSUANCE OF SECURITIES

     On June 29, 2007 we entered into an amendment and exchange agreement with certain of the investors that participated in a private placement of our shares in 2002, or the 2002 Private Placement. Pursuant to such agreement we received a loan in the principal aggregate amount of $400,000 for a period of three years which bears interest at a rate of 8% per annum, paid in arrears on a quarterly basis. In consideration for the loan we extended warrants to purchase up to an aggregate of 155,782 ordinary shares, issued to certain of these investors in the 2002 Private Placement until June 30, 2010, and repriced the exercise price of warrants to purchase up to an aggregate of 606,804 ordinary shares issued to certain of the investors in the 2002 Private Placement, to $1.88 per share from $6.00 per share. Such warrants were also extended until June 30, 2010. On January 9, 2008, we repaid $300,000 of the principal amount of the loan in consideration for 152,765 ordinary shares.



     We are filing this prospectus, at our expense, as required by the amendment and exchange agreement mentioned above. We will not receive any proceeds from the resale of the ordinary shares by the selling shareholders.

                                  THE OFFERING


Ordinary shares offered                915,351 shares, including 152,765
                                       ordinary shares that were issued to the
                                       selling shareholders and up to 762,586
                                       shares issuable upon exercise of
                                       outstanding warrants.


NASDAQ Capital Market Symbol           "RADA"

Use of proceeds                        We will not receive any proceeds from the
                                       sale of the existing ordinary shares
                                       offered hereby. We will, however, receive the economic benefit of the convertible note and the proceeds from the exercise of the warrants if and when they are exercised.

Ordinary shares outstanding            8,858,553 shares

Risk Factors                           Prospective investors should carefully
                                       consider the Risk Factors beginning on
                                       Page 6 before buying the ordinary shares offered hereby.

                                  RISK FACTORS

     INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK AND UNCERTAINTY. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE INVESTING IN OUR ORDINARY SHARES. OUR BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED DUE TO ANY OF THE FOLLOWING RISKS. IN THAT CASE, THE VALUE OF OUR ORDINARY SHARES COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

WE HAVE A HISTORY OF LOSSES, AND MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY IN THE FUTURE.

     In the year ended December 31, 2007, we recorded a net loss of $1.1 million, and we have incurred losses in three out of the last five years. As of December 31, 2007 our accumulated deficit was $62.4 million. We may not be able to achieve or sustain profitability in the future.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE TO US.

     Our working capital requirements and the cash flow from our operating activities are likely to vary greatly from quarter to quarter, depending on the timing of orders and deliveries, the build-up of inventories, and the payment terms offered to our customers. As a consequence of our significant losses, we incurred significant bank debt and sold equity and debt securities in private placements in the years 1997 through 2007. We may need to raise additional funds for a number of uses, including:

     o    Working capital and operating activities;

     o    Implementing marketing and sales activities for our products;

     o    Maintaining and expanding research and development programs;

     o    Hiring additional qualified personnel; and

     o    Supporting an increased level of operations.

     We may not be able to obtain additional funds on favorable terms. If we cannot raise needed funds on favorable terms, we may be required to delay, scale back or eliminate some aspects of our operations and we may not be able to:

     o    Develop new products;

     o    Enhance our existing products;

     o    Remain current with evolving industry standards;

     o    Fulfill our contractual obligations;

     o    Take advantage of future opportunities;

     o    Respond to competitive pressures or unanticipated requirements; or

     o    Retain our listing on the NASDAQ Capital Market.

     If adequate funds are not available to us, our business, and results of operations and financial condition will be materially and adversely affected. Any equity or debt financings may cause dilution to our then-existing shareholders and may increase our financing expenses. If additional funds are raised through the issuance of equity securities, the net tangible book value per share of our ordinary shares would decrease and the percentage ownership of then current shareholders would be diluted.

WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH STRATEGY, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     In line with our growth strategy, we have entered into teaming agreements and other co-operation agreements with General Electric Aviation Systems (formerly Smiths Aerospace Electronic Systems) or GE Aviation, and Lockheed Martin Aerospace to increase our penetration into the aviation market. We are currently investing and intend to continue to invest significant resources to develop these relationships. Should our relationships fail to materialize into significant agreements or should we fail to work efficiently with such parties, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

     Our growth is partially dependant on the development of new products, based on internal research and development. Although we carefully analyze the market needs before we invest in the development of a new product, we cannot be sure that the needs we identify are true, we might face difficulties or delays in the development process that will result in changes of the market needs and competing products may emerge during the development and certification process.

COMPETITION IN THE MARKET FOR AUTOMATED TEST EQUIPMENT AND AVIONICS EQUIPMENT IS INTENSE. OUR PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The market for our products is highly competitive, and we may not be able to compete effectively in our market. Our principal competitors in the automated test equipment market are Zaban in Israel, and Aerospatiale Avionique and Avtron abroad. Our principal competitors in the avionics market are Harris, Rockwell Collins, Honeywell, Elbit Systems Ltd., or Elbit, Israel Aircraft Industries Ltd., or IAI, R.S.L. Ltd., TEAC, Enertec and Calculex. We expect to continue to face competition from these and other competitors. Most, if not all, of our competitors are far larger, have substantially greater resources including financial, technological, marketing and distribution capabilities, and enjoy greater market recognition than we have. These competitors may be able to achieve greater economies of scale and may be less vulnerable to price competition than us. We may not be able to offer our products as part of integrated systems to the same extent as our competitors or successfully develop or introduce new products that are more cost effective or offer better performance than those of our competitors. Failure to do so could adversely affect our business, financial condition and results of operations.

OUR INITIATIVE OF PROVIDING MANUFACTURING SERVICES MAY NOT SUCCEED, AND AS A RESULT, WE MAY BE UNABLE TO ACHIEVE PROFITABILITY IN OUR BEIT-SHE'AN PRODUCTION FACILITY AND MAY BE FORCED TO SHUT DOWN ITS OPERATIONS.

     In June 2000, we began to provide manufacturing services to original equipment manufacturers in Israel and the United States, using the manufacturing capabilities of our Beit-She'an plant. The market for our manufacturing services is highly competitive, and we may not be able to compete effectively in this market. The cost of labor and the efficiency of the production equipment and production processes are crucial to our success in this market. Consequently, should we fail to maintain low labor costs, enhance our production equipment and develop new and more efficient production methods, we may have to shut down the operations of our Beit-She'an plant, which may harm our competitiveness and could adversely affect our business, results of operations and financial condition.

REDUCTION IN MILITARY BUDGETS WORLDWIDE MAY CAUSE A REDUCTION IN OUR REVENUES, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     A significant portion of our revenues is derived from the sale of products with military applications. These revenues, on a consolidated basis, totaled approximately $11.6 million, or 83% of revenues, in 2007, $11.6 million, or 89%, of revenues in 2006 and $11.8 million, or 88 % of revenues, in 2005. The military budgets of a number of countries may be reduced in the future. Declines in military budgets may result in reduced demand for our products and manufacturing services. This would result in reduction in our core business' revenues and adversely affect our business, results of operations and financial condition.

SALES OF OUR PRODUCTS ARE SUBJECT TO GOVERNMENTAL PROCUREMENT PROCEDURES AND PRACTICES; TERMINATION, REDUCTION OR MODIFICATION OF CONTRACTS WITH OUR CUSTOMERS, AND ESPECIALLY WITH THE GOVERNMENT OF ISRAEL, OR A SUBSTANTIAL DECREASE IN OUR CUSTOMERS' BUDGETS MAY ADVERSELY AFFECT OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

     Our military aviation products are sold primarily to government agencies and authorities and government-owned companies, many of which have complex and time-consuming procurement procedures. A long period of time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer. In addition, our sales to government agencies, authorities and companies are directly affected by these customers' budgetary constraints and the priority given in their budgets to the procurement of our products.

     Further, our business with the State of Israel and other governmental entities is, in general, subject to delays in funding and performance of contracts and the termination of contracts or subcontracts for convenience, among others. The termination, reduction or modification of our contracts or subcontracts with the Government of Israel in the event of change in requirements, policies or budgetary constraints would have an adverse effect on our business, operating results and financial condition.

IF WE DO NOT RECEIVE THE GOVERNMENTAL APPROVALS NECESSARY FOR THE EXPORT OF OUR PRODUCTS, OUR REVENUES MAY DECREASE. SIMILARLY IF OUR SUPPLIERS AND PARTNERS DO NOT RECEIVE GOVERNMENT APPROVALS NECESSARY TO EXPORT THEIR PRODUCTS OR DESIGNS TO US, OUR REVENUES MAY DECREASE AND WE MAY FAIL TO IMPLEMENT OUR GROWTH STRATEGY.

     Under Israeli law, the export of certain of our products and know-how is subject to approval by the Israeli Ministry of Defense. To initiate sales proposals with regard to exports of our products and know-how and to export such products or know-how, we must obtain permits from the Ministry of Defense. We may not be able to receive in a timely manner all the required permits for which we may apply in the future.

     Similarly, under foreign laws the export of certain military products, technical designs and spare parts require the prior approval of, or export license from, such foreign governments. In order to maintain our third party production, certain co-development activities and procurements required for the performance of certain contracts, we must receive detailed technical designs, products or products' parts samples from our strategic partners or suppliers. We may not be able to receive all the required permits and/or licenses in a timely manner. Consequently, our revenues may decrease and we may fail to implement our growth strategy.

WE DEPEND ON SALES TO KEY CUSTOMERS AND THE LOSS OF ONE OR MORE OF OUR KEY CUSTOMERS WOULD RESULT IN A LOSS OF A SIGNIFICANT AMOUNT OF OUR REVENUES, WHICH WOULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     A significant portion of our revenues is derived from a small number of customers. Our major customers during the three years ended December 31, 2007 were as follows:



                                             PERCENTAGE OF REVENUES
                                    ------------------------------------------
                                       2005            2006            2007
                                    ----------      ----------      ----------

GE Aviation                                 21%             38%             17%
Israeli Ministry of Defense                 12%              5%              5%
Israel Aviation Industries                  14%             20%             17%
RAFAEL Advanced Defense Systems              -               2%             10%
Lockheed Martin                             12%              9%              4%
Hindustan Aeronautics                        5%              3%             14%

     We anticipate that a significant portion of our future revenues will continue to be derived from sales to a small number of customers. If our principal customers do not continue to purchase products from us at current levels or if such customers are not retained and we are not able to derive sufficient revenues from sales to new customers to compensate for their loss, our revenues would be reduced and adversely affect our business, financial condition and results of operations.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS OF COMPONENTS FOR OUR PRODUCTS AND IF WE ARE UNABLE TO OBTAIN THESE COMPONENTS WHEN NEEDED, WE WOULD EXPERIENCE DELAYS IN MANUFACTURING OUR PRODUCTS AND OUR FINANCIAL RESULTS COULD BE ADVERSELY AFFECTED.

     We acquire most of the components for the manufacturing of our products from a limited number of suppliers and subcontractors, most of whom are located in Israel and the United States. Certain of these suppliers are currently the sole source of one or more components upon which we are dependent. Suppliers of some of the components for manufacturing require us to place orders with significant lead-time to assure supply in accordance with our manufacturing requirements. Inadequacy of operating funds may cause us to delay placement of such orders and may result in delays in supply. Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations. We may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Temporary disruptions of our manufacturing operations would ensue if we were required to obtain components from alternative sources, which may have an adverse effect on our financial results.

RAPID TECHNOLOGICAL CHANGES MAY ADVERSELY AFFECT THE MARKET ACCEPTANCE OF OUR PRODUCTS AND COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The avionics market in which we compete is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards. Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products. We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements. In addition, we may experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degrees of market acceptance. If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition would be materially adversely affected.

WE MAY ENCOUNTER DIFFICULTIES WITH OUR INTERNATIONAL OPERATIONS AND SALES.

     Exports accounted for 62% of our sales in 2007, 67% of our sales in 2006 and 59% of our sales in 2005. This subjects us to many risks inherent in engaging in export international business, including:

     o Limitations and disruptions resulting from the imposition of government controls;

     o    Changes in regulatory requirements;

     o    Export license requirements;

     o    Economic or political instability;

     o    Trade restrictions;

     o    Changes in tariffs;

     o    Currency fluctuations;

     o Longer receivable collection periods and greater difficulty in accounts receivable collection;

     o    Greater difficulty in safeguarding intellectual property;

     o Difficulties in managing overseas subsidiaries and international operations; and

     o    Potential adverse tax consequences.

     We may not be able to sustain or increase revenues from international operations and may encounter significant difficulties in connection with the sale of our products in international markets. Any of these events will have a material adverse affect on our business, operating results and financial condition.

CURRENCY EXCHANGE RATE FLUCTUATIONS IN THE WORLD MARKETS IN WHICH WE CONDUCT BUSINESS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     We may be adversely affected by fluctuations in currency exchange rates. While our revenues are generally denominated in U.S. dollars, a significant portion of our expenses is incurred in NIS. As of December 31, 2007 our losses due to the decrease of the U.S. dollars were approximately $200,000. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. If we were to determine that it was in our best interests to enter into any hedging transactions in the future, we may not be able to do so. Furthermore, such transactions, if entered into, may not materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. In addition, if for any reason, exchange or price controls or other restrictions on the conversion of foreign currencies into NIS were imposed, our business could be adversely affected. In the future, such fluctuations may have a material adverse effect on revenues from international sales, operating expenses and consequently, on our business, operating results and financial condition.

WE ARE DEPENDENT ON OUR SENIOR MANAGEMENT AND KEY PERSONNEL, IN PARTICULAR HERZLE BODINGER, THE CHAIRMAN OF OUR BOARD OF DIRECTORS, AND OUR PRESIDENT, AND MR. ZVI ALON, OUR CHIEF EXECUTIVE OFFICER, WHOSE LOSS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our future success depends in large part on the continued services of our senior management and key personnel. In particular, we are dependent on the services of Herzle Bodinger, the chairman of our Board of Directors and our president, and Mr. Zvi Alon, our chief executive officer. Any loss of the services of Herzle Bodinger, other members of senior management or other key personnel could negatively and materially affect our business.

OUR PROPRIETARY TECHNOLOGY IS DIFFICULT TO PROTECT AND UNAUTHORIZED USE OF OUR PROPRIETARY TECHNOLOGY BY THIRD PARTIES MAY IMPAIR OUR ABILITY TO COMPETE EFFECTIVELY, WHICH COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     Our success and ability to compete largely depends upon protecting our proprietary technology. We rely on a combination of trade secrets, copyright law and confidentiality, non-disclosure and assignment-of-inventions agreements to protect our proprietary technology. Except for a patent that relates to our ACE(TM) system, we do not have any patents.

OUR PRODUCTS MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

     Third parties may assert infringement claims against us or claims that we have violated a patent or infringed on a copyright, trademark or other proprietary right belonging to them. In addition, any infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend.

THE STATUS OF OUR CHINESE SUBSIDIARY AND ITS JOINT VENTURE WITH BEIJING TIANZU FORESTRY COMPANY IS UNCERTAIN AND WE MAY BE REQUIRED TO INITIATE LITIGATION IN ORDER TO ENFORCE OUR RIGHTS.

     Beijing Huarui Aircraft Components Maintenance and Services Co., Ltd. or CACS, our Chinese subsidiary, conducts its business in an approximately 16,000 square foot facility in Beijing that includes offices and test and repair facilities. The land for this facility was leased by Beijing Tianzu Forestry Company or Tianzu, the minority shareholder in CACS, from the Chinese government for 30 years. Under a joint venture agreement, and in consideration for its equity investment in CACS, Tianzu granted CACS usage rights in the land, constructed the buildings and granted CACS the ownership of these buildings. However, the transfer of the title to the land and the buildings has not been completed. Although Tianzu is legally obligated to complete such transfer of title to the land and the buildings, such transfer may not be completed and we may be required to initiate litigation in order to enforce our rights to receive title to the land and buildings.

WE MAY FAIL TO MAINTAIN EFFECTIVE INTERNAL CONTROLS IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL RESULTS AND THE MARKET PRICE OF OUR ORDINARY SHARES.

     The Sarbanes-Oxley Act of 2002 imposes certain duties on us and our executives and directors. Our efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 governing internal controls and procedures for financial reporting, which started in connection with this Annual Report on Form 20-F, have resulted in increased general and administrative expense and a diversion of management time and attention, and we expect these efforts to require the continued commitment of significant resources. We may identify material weaknesses or significant deficiencies in our assessments of our internal controls over financial reporting. Failure to maintain effective internal controls over financial reporting could result in investigation or sanctions by regulatory authorities and could have a material adverse effect on our operating results, investor confidence in our reported financial information and the market price of our ordinary shares.

RISK FACTORS RELATED TO OUR ORDINARY SHARES

OUR SHARE PRICE HAS BEEN VOLATILE IN THE PAST AND MAY DECLINE IN THE FUTURE.

     Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

     o    Quarterly variations in our operating results;

     o Operating results that vary from the expectations of securities analysts and investors;

     o Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

     o Announcements of technological innovations or new products by us or our competitors;

     o Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

     o    Changes in the status of our intellectual property rights;

     o Announcements by third parties of significant claims or proceedings against us;

     o    Additions or departures of key personnel;

     o    Future sales of our ordinary shares;

     o    Delisting of our shares from the NASDAQ Capital Market; and

     o    Stock market price and volume fluctuations.

     Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources both of which could have a material adverse effect on our business and results of operations.

SUBSTANTIAL FUTURE SALES OF OUR ORDINARY SHARES MAY DEPRESS OUR SHARE PRICE.

     If our principal shareholders sell substantial amounts of their ordinary shares, including shares registered under effective registration statements and shares issuable upon the exercise of outstanding warrants, or convertible notes, or if the perception exists that our principal shareholders may sell a substantial number of our ordinary shares, the market price of our ordinary shares may fall. Any substantial sales of our shares in the public market also might make it more difficult for us to sell equity or equity-related securities in the future at a time, in a place and on terms we deem appropriate.

WE DO NOT INTEND TO PAY DIVIDENDS.

     We have never declared or paid cash dividends on our ordinary shares and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our ordinary shares, which is uncertain and unpredictable. There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which you purchased your ordinary shares.

RISKS RELATING TO OUR LOCATION IN ISRAEL

POLITICAL, ECONOMIC AND MILITARY INSTABILITY IN ISRAEL MAY DISRUPT OUR OPERATIONS AND NEGATIVELY AFFECT OUR BUSINESS CONDITION, HARM OUR RESULTS OF OPERATIONS AND ADVERSELY AFFECT OUR SHARE PRICE.

     We are incorporated under the laws of, and our principal executive offices and manufacturing and research and development facilities are located in, the State of Israel. As a result, political, economic and military conditions affecting Israel directly influence us. Any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel could have a material adverse effect on our business, financial condition and results of operations.

     Since the establishment of the State of Israel in 1948, Israel and its Arab neighbors have engaged in a number of armed conflicts. A state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Major hostilities between Israel and its neighbors may hinder Israel's international trade and lead to economic downturn. This, in turn, could have a material adverse effect on our operations and business. There has been an increase in unrest and terrorist activity in Israel, which began in September 2000 and which has continued with varying levels of severity through 2007. The future effect of this deterioration and violence on the Israeli economy and our operations is unclear. Recently, there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups, as well as extensive hostilities along Israel's northern border with Lebanon in the summer of 2006, and extensive hostilities along Israel's border with the Gaza Strip since June 2007 when the Hamas effectively took control of the Gaza Strip, which have intensified since February 2008. Ongoing violence between Israel and the Palestinians as well as tension between Israel and the neighboring Syria and Lebanon may have a material adverse effect on our business, financial conditions and results of operations.

     Many of our executive officers and employees in Israel are obligated to perform annual military reserve duty and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service. Any disruption in our operations could adversely affect our business.

FLUCTUATIONS IN THE EXCHANGE RATE BETWEEN THE U.S. DOLLAR AND FOREIGN CURRENCIES MAY AFFECT OUR OPERATING RESULTS.

     A significant portion of the cost of our operations, mainly personnel and facility-related, is incurred in NIS. Therefore, our NIS related costs, as expressed in U.S. dollars, are influenced by the exchange rate between the U.S. dollar and the NIS. In addition, if the rate of inflation in Israel exceeds the rate of devaluation of the NIS in relation to the U.S. dollar, or if the timing of such devaluations were to lag considerably behind inflation, our cost as expressed in U.S. dollars may increase. NIS linked balance sheet items may create foreign exchange gains or losses, depending upon the relative dollar values of the NIS at the beginning and end of the reporting period, affecting our net income and earnings per share. Although we may use hedging techniques we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and share price.

SERVICE AND ENFORCEMENT OF LEGAL PROCESS ON US AND OUR DIRECTORS AND OFFICERS MAY BE DIFFICULT TO OBTAIN.

     Service of process upon our directors and officers and the Israeli experts named herein, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since substantially all of our assets, most of our directors and officers and the Israeli experts named in this annual report are located outside the U.S., any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

     There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of United States courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

YOUR RIGHTS AND RESPONSIBILITIES AS A SHAREHOLDER WILL BE GOVERNED BY ISRAELI LAW AND DIFFER IN SOME RESPECTS FROM THOSE OF A TYPICAL U.S. CORPORATION.

     Because we are an Israeli company, the rights and responsibilities of our shareholders are governed by our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in a typical U.S. corporation. In particular, a shareholder of an Israeli company has a duty to act in good faith towards the company and other shareholders and to refrain from abusing his, her or its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable to shareholder votes on, among other things, amendments to a company's articles of association, increases in a company's authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholders' vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness towards the company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revisions in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

AS A FOREIGN PRIVATE ISSUER WHOSE SHARES ARE LISTED ON THE NASDAQ CAPITAL MARKET, WE MAY FOLLOW CERTAIN HOME COUNTRY CORPORATE GOVERNANCE PRACTICES INSTEAD OF CERTAIN NASDAQ REQUIREMENTS.

     As a foreign private issuer whose shares are listed on the NASDAQ Capital Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the NASDAQ Marketplace Rules. A foreign private issuer that elects to follow a home country practice instead of such requirements, must submit to NASDAQ in advance a written statement from an independent counsel in such issuer's home country certifying that the issuer's practices are not prohibited by the home country's laws. In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission or on its website each such requirement that it does not follow and describe the home country practice followed by the issuer instead of any such requirement. As a foreign private issuer listed on the NASDAQ Capital Market, we may follow home country practice with regard to, among other things, composition of the board of directors, director nomination procedure, compensation of officers, and quorum at shareholders' meetings. In addition, we may follow our home country law, instead of the NASDAQ Marketplace Rules, which require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company.

                         CAPITALIZATION AND INDEBTEDNESS

     The table below sets forth the capitalization and indebtedness of our company as of December 31, 2007,on an actual basis and as adjusted to give effect to the issuance of 152,765 ordinary shares at a price of $1.964 per share in connection with a loan repayment in January 2008. Such ordinary shares are being registered for resale in this prospectus.

                                                                     DECEMBER 31, 2007  DECEMBER 31, 2007
                                                                        ------------      ------------
                                                                            Actual         As Adjusted
                                                                        (in thousands)    (in thousands)
   Short-term bank credit and current maturities of long-term loans              490               490
   Loan from shareholders, net                                                   261                65
   Convertible note from a shareholder, net                                    1,622             1,622

   Ordinary shares of NIS 0.015 par value, 16,333,333 shares
   authorized; issued and outstanding 8,705,788 shares actual,
   8,858,553 shares as adjusted                                                  116               118
   Additional paid-in capital                                                 68,968            69,365
   Accumulated deficit                                                       (62,359)          (62,562)
                                                                        ------------      ------------
   Total shareholders' equity                                           $      6,725      $      6,921
                                                                        ============      ============

Total capitalization and indebtedness                                   $      9,098      $      9,098

                    REASONS FOR THE OFFER AND USE OF PROCEEDS

     We will not receive any of the proceeds from the sale by the selling shareholders of our ordinary shares. We will, however, receive the proceeds from the exercise of the warrants issued to selling shareholders if and when they are exercised. We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statements of which this prospectus is a part.

                                MARKET PRICE DATA

     Our ordinary shares trade on the NASDAQ Capital Market under the symbol RADA. The following table sets forth, for the periods indicated, the range of high and low sales prices of the ordinary shares on the NASDAQ Capital Market:

     2006                HIGH      LOW
     ----               -----     -----
     First Quarter      $3.90     $2.79
     Second Quarter      2.85      1.95
     Third Quarter       3.03      2.16
     Fourth Quarter      2.67      1.98

     2007                HIGH      LOW
     ----               -----     -----
     First Quarter      $2.15     $1.74
     Second Quarter      2.20      1.42
     Third Quarter       2.55      1.52
     Fourth Quarter      3.00      1.95


     2008                HIGH      LOW
     ----               -----     -----
     First Quarter      $2.80     $1.52

     MONTHLY STOCK INFORMATION

     The following table sets forth, for the most recent six months, the range of high ask and low bid prices of our ordinary shares on the NASDAQ Capital
Market:

     2007                HIGH      LOW
     ----               -----     -----
     October            $2.15     $2.00
     November            2.15      1.74
     December            2.03      1.89


     2008
     ----
     January            $2.80     $2.06
     February            2.18      2.07
     March               2.18      1.52
     April               2.10      1.91

                              SELLING SHAREHOLDERS


     The ordinary shares being offered by the selling shareholders were issued or are issuable pursuant to an amendment and exchange agreement, dated June 29, 2007 and an amendment to the amendment and exchange agreement, dated January 9, 2008. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time.

     All the selling shareholders participated in our 2002 Private Placement. Mr. Ben-Zion Gruber serves as our director since June 2002.

     The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The information in this table is based on 8,858,553 ordinary shares outstanding as of May 5, 2008. The first column lists each of the selling shareholders. The second and third columns list the number and percentage of ordinary shares beneficially owned by each selling shareholder prior to the offering, based on each selling shareholder's ownership of the ordinary shares, as of May 5, 2008. The fourth column lists the ordinary shares being offered by this prospectus by each of the selling shareholders. The fifth and sixth columns of the following table assume the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus. The selling shareholders may sell all, some or none of their shares in this offering.



                                                PERCENTAGE OF                                  PERCENTAGE
                              NUMBER OF           ORDINARY       NUMBER OF        NUMBER OF    OF ORDINARY
                           ORDINARY SHARES         SHARES     ORDINARY SHARES  ORDINARY SHARES    SHARES
                            BENEFICIALLY        BENEFICIALLY      OFFERED        BENEFICIALLY  BENEFICIALLY
 NAME OF SELLING            OWNED PRIOR TO       OWNED PRIOR    PURSUANT TO      OWNED AFTER   OWNED AFTER
   SHAREHOLDER                OFFERING           TO OFFERING  THIS PROSPECTUS      OFFERING      OFFERING
----------------              ---------           ---------      ---------         ---------     ---------
Paul Schwartz (1)             193,971                  2.1%      193,971 (2)          -               -

Chaim Hershkovitz (3)         101,992                  1.1%      101,992 (4)          -               -

Ben-Zion Gruber (5)            34,014                  0.4%       34,014 (6)          -               -

The Shaar Fund Ltd.(7)        138,775                  1.7%      138,775 (8)          -               -

Henry Lefkowitz (9)           102,041                  1.1%      102,041 (10)         -               -

Yisrael Meir Deutsch (11)     100,000                  1.1%      100,000 (12)         -               -

Yekotel Zeit (13)             127,551                  1.4%      127,551 (14)         -               -

Zvi Oren (15)                  17,007                  0.2%       17,007 (16)         -               -

Maury Greenspan (17)          100,000                  1.1%      100,000 (18)         -               -

(1)  The address of Mr. Paul Schwarz is 25 Agasi Street, Jerusalem 93877,
     Israel.

(2)  Includes 66,667 ordinary shares issuable upon the exercise of warrants.

(3)  The address of Mr. Chaim Hershkovitz is 22 Admor Mikotzic, Bnei Brak,
     Israel.

(4)  Includes 76,531 ordinary shares issuable upon the exercise of warrants.

(5)  The address of Mr. Gruber is 11 Hagefen Street, Efrat 90435, Israel.

(6)  Includes 34,014 ordinary shares issuable upon the exercise of warrants.

(7) The address of the Shaar Fund Ltd. is Pareraweg 45, Curacao, Netherlands Antilles. CK Management Ltd., a company incorporated in the British Virgin Islands and the fully-owned subsidiary of Citco Fund Services, is the sole director of the Shaar Fund, an open-end fund. Shaar Fund Advisory Services Ltd., a company incorporated in the British Virgin Islands, has the sole voting and dispositive power regarding the shares beneficially owned by Citco Fund Services. Such voting and dispositive power is exercised on behalf of Shaar Fund Advisory Services by Michael Karp who has sole investment and voting power. Accordingly, Shaar Fund Advisory Services may be deemed to be the beneficial owner of the ordinary shares held by the Shaar Fund.

(8)  Includes 138,775 ordinary shares issuable upon the exercise of warrants.

(9) The address of Mr. Henry Lefkowitz is 1927 52nd Street, Brooklyn, New York 11204. Mr. Lefkowitz is the spouse of Mrs. Greta Lefkowitz. Mr. Lefkowitz disclaims any beneficial interest in the ordinary shares held by Mrs. Lefkowitz.

(10) Includes 102,041 ordinary shares issuable upon the exercise of warrants.

(11) The address of Mr. Yisrael Meir Deutsch is 10 Chai Taib, Jerusalem, Israel.

(12) Includes 100,000 ordinary shares issuable upon the exercise of warrants.

(13) The address of Mr. Yekotel Zeit is 30 Reved Street, Bnei Brak, Israel.

(14) Includes 127,551 ordinary shares issuable upon the exercise of warrants.

(15) The address of Mr. Zvi Oren is 8 Dakar Street, Ramat Gan, Israel.

(16) Includes 17,007 ordinary shares issuable upon the exercise of warrants.

(17) The address of Mr. Maury Greenspan is 52 Agassi Street, Jerusalem, Israel.

(18) Includes 100,000 ordinary shares issuable upon the exercise of warrants.


                      OFFER STATISTICS, EXPECTED TIME TABLE
                            AND PLAN OF DISTRIBUTION

     We are registering the ordinary shares issued and issuable upon conversion of the convertible note and upon exercise of the warrants to permit the resale of these ordinary shares by the holders of the ordinary shares, convertible note and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

     The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

     o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     o through the writing of options, whether such options are listed on an options exchange or otherwise;

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o    sales pursuant to Rule 144;

     o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

     The selling shareholders may pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

     We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement, and the amendment and exchange agreement; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement and the amendment and exchange agreement, or we may be entitled to contribution.

     Once sold under the shelf registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.

                    EXPENSES ASSOCIATED WITH THE REGISTRATION


     We have agreed to bear all expenses relating to the registration of our ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these expenses to be approximately $6,353, which include the following categories of expenses:

        SEC registration fee                               $         92
        Printing and photocopying                                   250
        Legal fees and expenses                                   3,000
        Accounting fees and expenses                              3,000
        Transfer agent and registrar fees and expenses                -
        Miscellaneous expenses                                       11
                                                           ------------
                 Total Expenses                            $      6,353

                 FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

     Non-residents of Israel who purchase our ordinary shares may freely convert all amounts received in Israeli currency in respect of such ordinary shares, whether as a dividend, liquidation distribution or as proceeds from the sale of the ordinary shares, into freely-repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion (provided in each case that the applicable Israeli income tax, if any, is paid or withheld).

     Until May 1998, Israel imposed extensive restrictions on transactions in foreign currency. These restrictions were largely lifted in May 1998. Since January 1, 2003, all exchange control restrictions have been eliminated (although there are still reporting requirements for foreign currency transactions). Legislation remains in effect, however, pursuant to which currency controls can be imposed by administrative action at any time.

     The State of Israel does not restrict in any way the ownership or voting of our ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

                                     EXPERTS

     The consolidated financial statements of RADA Electronic Industries Ltd. and its subsidiary, appearing in RADA Electronic Industries Ltd. and its subsidiary Annual Report (Form 20-F/A) for the year ended December 31, 2007, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters in connection with the registration of the ordinary shares hereunder with respect to Israeli law will be passed upon for us by S. Friedman & Co., Advocates, Tel Aviv, Israel, our Israeli counsel.

                                MATERIAL CHANGES

     Except as otherwise described our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 and in our Reports on Form 6-K filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2007.

       WHERE YOU CAN BEST FIND MORE INFORMATION; INCORPORATION OF CERTAIN
                            INFORMATION BY REFERENCE

     We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 0-15375). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 551-8090.

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

     o Our Annual Report on Form 20-F and our amended Annual Report on Form 20-F/A, for the fiscal year ended December 31, 2007;

     o Our Reports on Form 6-K submitted to the SEC on January 2, 2008, January 10, 2008, January 14, 2008, February 13, 2008, March 10, 2008,
          March 18, 2008, March 28, 2008, April 14, 2008 and April 16, 2008; and


     o The description of our Ordinary Shares contained in our Registration Statement on Form 8-A, File No. 0-15375, including any amendment or reports for the purpose of updating such description.

     In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

     Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

     We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to RADA Electronic Industries Ltd. 7 Giborei Israel Street, Netanya 42504, Israel. Attn: Shiri Lazarovich, Chief Financial Officer, telephone number
(972)(9) 892-1111. You may also obtain information about us by visiting our website at www.RADA.com. Information contained in our website is not part of this prospectus.


     We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.


     We make available annually to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent registered public accounting firm. We prepare our financial statements in U.S. dollars and in accordance with accounting principles generally accepted in the U.S.

                       ENFORCEABILITY OF CIVIL LIABILITIES

     Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

     We have been informed by our legal counsel in Israel, S. Friedman & Co. Advocates, that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel, the laws of which do not prohibit the enforcement of judgment of Israeli courts, provided that:

     o    the judgment is enforceable in the state in which it was given;

     o adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

     o the judgment and the enforcement thereof are not contrary to the law, public policy, security or sovereignty of the State of Israel;

     o the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

     o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court and the judgment is no longer appealable and the judgment is executory in the country in which it was given.

     We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith.

     If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date thereof, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at such time. Judgment creditors must bear the risk of unfavorable exchange rates.

                         RADA ELECTRONIC INDUSTRIES LTD.


                             915,351 ORDINARY SHARES


                          ____________________________


                                   PROSPECTUS

                          ____________________________


               You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

                                      2008

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     EXCULPATION OF OFFICE HOLDERS

     The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his or her duty of loyalty. If permitted by its articles of association, a company may exculpate in advance an office holder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care. However, a company may not exculpate in advance a director from his or her liability to the company with respect to a breach of his duty of care in the event of distributions.

     INSURANCE OF OFFICE HOLDERS

     The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract to insure office holders in respect of liabilities incurred by the office holder with a respect to an act performed in his or her capacity as an office holder, as a result of:

     o a breach of the office holder's duty of care to the company or to another person;

     o a breach of the office holder's duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company's interests; or

     o a financial liability imposed upon the office holder in favor of another person.

     INDEMNIFICATION OF OFFICE HOLDERS

     The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for acts or omissions performed by the office holder in such capacity for:

     o a monetary liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court;

     o reasonable litigation expenses, including attorney's fees, actually incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against the office holder or the imposition of any monetary liability in lieu of criminal proceedings, or concluded without the filing of an indictment against the office holder and a monetary liability was imposed on the officer holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

     o reasonable litigation expenses, including attorneys' fees, incurred by the office holder or which were imposed on him or her by a court, in an action instituted by the company or on the company's behalf or by another person, against the office holder, or in a criminal charge from which he was acquitted, or in a criminal proceeding in which the office holder was convicted of a criminal offense which does not require proof of criminal intent.

     In accordance with the Israeli Companies Law, a company's articles of association may permit the company to:

     o prospectively undertake to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of events which the company's board of directors deems foreseeable considering the company's actual operations at the time of the undertaking, and to an amount or standard that the board of directors has determined as reasonable under the circumstances.

     o    retroactively indemnify an office holder of the company.

     LIMITATIONS ON EXCULPATION, INSURANCE AND INDEMNIFICATION

     The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exculpating an office holder from duty to the company shall be valid, where such insurance, indemnification or exculpation relates to any of the following:

     o a breach by the office holder of his duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently.

     o any act or omission done with the intent to unlawfully yield a personal benefit; or

     o    any fine or forfeiture imposed on the office holder.

     Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if the office holder is a director, also by our shareholders.

     Our Articles of Association allow us to insure, indemnify and exempt our office holders to the fullest extent permitted by law, subject to the provisions of the Israeli Companies Law. We currently maintain a directors and officers liability insurance policy with a per claim and aggregate coverage limit of $7.5 million.

ITEM 9. EXHIBITS

     (a)  EXHIBITS

          Exhibit No.      Description of Exhibit
          -----------      ----------------------

            4.1            Memorandum of Association of the Registrant (1)

            4.2            Articles of Association of the Registrant (1)

            4.3            Specimen of Ordinary Share Certificate (1)


            4.4            Form of Amendment and Exchange Agreement dated
                           June 29, 2007 (2)

            4.5            Form of Extended Warrant dated June 29, 2007 (3)

            4.6            Form of Repriced and Extended Warrant dated June 29,
                           2007 (4)

            4.7 Form of Amendment to Amendment and Exchange Agreement dated June 29, 2007 (5)

            4.8            Form of Convertible Note dated December 10, 2007 (6)

            4.9            Form of Warrant dated December 10, 2007 (7)

            4.10           Form of Registration Rights Agreement dated
                           December 10, 2007 (8)

            5.1 Opinion of S. Friedman & Co., Advocates regarding legality of the securities being registered (9)


           23.1 Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global


           23.3            Consent of S. Friedman & Co., Advocates (included in
                           Exhibit 5 hereto)*


----------

(1) Previously filed as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2000 and incorporated herein by reference.

(2) Filed as Exhibit 4.4 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(3) Filed as Exhibit 4.5 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(4) Filed as Exhibit 4.6 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(5) Filed as Exhibit 4.7 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(6) Filed as Exhibit 4.8 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(7) Filed as Exhibit 4.9 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(8) Filed as Exhibit 4.10 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.

(9) Filed as Exhibit 5.1 to the registrant's Registration Statement on Form F-3, file number 333-150197, and incorporated herein by reference.


ITEM 10. UNDERTAKINGS

The undersigned Registrant hereby undertakes as follows:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

          Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the Registration Statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (5) (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2),
(b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

     (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the provisions described in Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Netanya, Israel, on May 5, 2008.



                                                     By: /s/ Zvi Alon
                                                     ----------------
                                                     Zvi Alon
                                                     Chief Executive Officer




     Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on May 5, 2008.

     Signature                               Title
     ---------                               -----

           *                                 Chairman of the Board and President
     -------------------
     Herzle Bodinger

     /s/ Zvi Alon                            Chief Executive Officer
     ------------
     Zvi Alon

     /s/ Shiri Lazarovich                    Chief Financial Officer
     --------------------
     Shiri Lazarovich

           *                                 Director
     ---------------
     Adrian Berg

           *                                 Director
     ----------------------
     Roy Kui Chuen Chan

           *                                 Director
     -------------------
     Ben Zion Gruber

           *                                 Director
     ----------------------
     Michael Letchinger

           *                                 Outside Director
     --------------
     Eli Akavia

           *                                 Outside Director
     -------------
     Nurit Mor

* By: /s/ Shiri Lazarovich
  ------------------------
  Shiri Lazarovich
  (Attorney-in-fact)